Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media Contacts:
Stacey Hohenberg
ICF International, Inc.
703.218.2504

Betsy Brod
MBS Value Partners
212.750.5800

ICF International Acquires Z-Tech Corporation

Transaction Increases Firm’s Footprint in Public Health and Health IT Services

FAIRFAX, Va. (June 28, 2007) – ICF International (NASDAQ: ICFI) today announced it has acquired Z-Tech Corporation (Z-Tech), an approximately 200-person firm that provides software engineering, Web design and development, and scientific computing services in support of federal health agencies. The purchase price included a US$27 million cash payment at closing and an additional $8 million in potential earn-out payments. ICF International expects Z-Tech to generate annual revenues of approximately $25 million going forward and for the acquisition to be immediately accretive to earnings.

The acquisition of Z-Tech positions ICF as a leader in the high-growth market of health information technology. By combining Z-Tech’s technology and program support expertise with ICF’s established presence in health communications, policy, and clearinghouses, the company gains a significant business edge in serving the large federal health care market, which is estimated at more than $25 billion.

Z-Tech primarily provides services to the five main agencies of the U.S. Department of Health and Human Services, including the National Institutes of Health, Centers for Disease Control and Prevention, U.S. Food and Drug Administration, Substance Abuse and Mental Health Services Administration, and Centers for Medicare and Medicaid Services.

“This transaction illustrates one key element of our growth strategy—to expand our capabilities into key high growth markets through the strategic acquisition of top quality, well-managed companies that enhance the solutions we can offer our clients,” said Sudhakar Kesavan, chief executive officer at ICF. “In addition to significantly enhancing our IT capabilities, Z-Tech brings established client relationships within the agencies of the Department of Health and Human Services that give ICF important inroads to developing major new business opportunities.”

“We are pleased to have found a firm with a like mission to do meaningful work that improves the quality of life, and one with a similar commitment to public health,” said Verl Zanders, founder of Z-Tech. “ICF’s established reputation in federal, state, and local contracting and broad geographic presence offers unparalleled opportunities and outlets for many services across the suite of Z-Tech capabilities.”

Z-Tech, headquartered in Rockville, Md., specializes in software engineering and systems integration, scientific computer modeling and simulation, bioinformatics and genomics, Web design and development, public health research and policy support, and grants management systems in the health sciences and scientific support communities. Its multidimensional approach to business focuses on the application of its technology capabilities as fundamental across all functional service areas to provide the optimum and total solution to its clients. Its principals and senior staff have in-depth experience and understanding of business practices within the federal government. The present management team and employees will remain with the company following the completion of the transaction.

BB&T Capital Markets | Windsor Group acted as financial advisor to Z-Tech.

ICF International (NASDAQ: ICFI) partners with government and commercial clients to deliver consulting services and technology solutions in the energy, climate change, environment, transportation, social programs, health, defense, and emergency management markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 2,500 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

This document may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995—that is, statements related to future—not past—events, plans, and prospects. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “guidance,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information, and are subject to factors that could cause actual results to differ materially from those anticipated. For ICF, particular uncertainties that could adversely or positively affect the Company’s future results include but are not limited to: risks related to the government contracting industry, including the timely approval of government budgets, changes in client spending priorities, and the results of government audits and investigations; risks related to our business, including our dependence on contracts with U.S. Federal Government agencies and departments and the State of Louisiana; continued good relations with these and other customers; success in competitive bidding on recompete and new contracts; performance by ICF and its subcontractors under our contract with the State of Louisiana, Office of Community Development, including but not limited to the risks of failure to achieve certain levels of program activities, termination, or material modification of the contract, and political uncertainties relating to The Road Home program; uncertainties as to whether revenues corresponding to the Company’s contract backlog will actually be received; the future of the energy sector of the global economy; our ability to attract and retain management and staff; strategic actions, including attempts to expand our service offerings and client base, the ability to make acquisitions, and the performance and future integration of acquired businesses; risks associated with operations outside the United States, including but not limited to international, regional, and national economic conditions, including the effects of terrorist activities, war, and currency fluctuations; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause ICF’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. ICF does not undertake to update its forward-looking statements.